Exhibit 12.1

Central Pacific Financial Corp. & Subsidiaries

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	For the Year Ended December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousdands)
Ratio 1 - including deposit interest
Earnings:
Pre-tax income (loss) from continuing operations	$(250,953)	$(333,742)	$(187,727)	$28,145	$120,492
Fixed charges	42,503	67,788	102,234	138,420	109,935
Total	$(208,450)	$(265,954)	$(85,493)	$166,565	$230,427

Fixed charges:
Interest on deposits	$20,789	$42,546	$62,305	$93,973	$71,669
Interest on other short-term borrowings	1,177	548	6,563	1,616	2,197
Interest on long-term debt	20,135	24,621	33,129	42,390	35,666
Interest on preferred stock dividends	346	42	-	-	-
Portion of rents representative of the interest factor of rental expense	56	31	237	441	403
Total fixed charges	$42,503	$67,788	$102,234	$138,420	$109,935

Preferred stock dividend requirements	11,265	10,983	-	-	-

Fixed charges and preferred stock dividends	$53,768	$78,771	$102,234	$138,420	$109,935

Ratio of earnings to fixed charges	NM	NM	NM	1.20	2.10
Coverage deficiency	$(250,953)	$(333,742)	$(187,727)	-	-

Ratio of earnings to fixed charges and preferred stock dividends	NM	NM	NM	1.20	2.10
Coverage deficiency	$(262,218)	$(344,725)	$(187,727)	-	-

Ratio 2 - excluding deposit interest
Earnings:
Pre-tax income (loss) from continuing operations	$(250,953)	$(333,742)	$(187,727)	$28,145	$120,492
Fixed charges	21,714	25,242	39,929	44,447	38,266
Total	$(229,239)	$(308,500)	$(147,798)	$72,592	$158,758

Fixed charges:
Interest on other short-term borrowings	$1,177	$548	$6,563	$1,616	$2,197
Interest on long-term debt	20,135	24,621	33,129	42,390	35,666
Interest on preferred stock dividends	346	42	-	-	-
Portion of rents representative of the interest factor of rental expense	56	31	237	441	403
Total fixed charges	$21,714	$25,242	$39,929	$44,447	$38,266

Preferred stock dividend requirements	11,265	10,983	-	-	-

Fixed charges and preferred stock dividends	$32,979	$36,225	$39,929	$44,447	$38,266

Ratio of earnings to fixed charges	NM	NM	NM	1.6	4.1
Coverage deficiency	$(250,953)	$(333,742)	$(187,727)	-	-

Ratio of earnings to fixed charges and preferred stock dividends	NM	NM	NM	1.6	4.1
Coverage deficiency	$(262,218)	$(344,725)	$(187,727)	-	-